CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Franklin Mutual Recovery Fund Class A, B, and C Prospectus and the Advisor Class Prospectus and in the introduction and under the caption "Auditor" in the Franklin Mutual Recovery Fund Class A, B, and C and Advisor Class Statements of Additional Information in Post-Effective Amendment Number 2 to the Registration Statement (Form N-2, No. 333-108194) of Franklin Mutual Recovery Fund and to the incorporation by reference of our report dated May 10, 2005 on Franklin Mutual Recovery Fund included in the Annual Report to Shareholders for the fiscal year ended March 31, 2005.


                                          ERNST & YOUNG LLP
/S/ ERNST & YOUNG LLP
Boston, Massachusetts
May 26, 2005